$X $X $X $X Scenario Time of Payout Payment Amount On any observation date (other than the final observation date), the level of the underlier is greater than or equal to the redemption threshold level Automatic early redemption Stated principal amount plus the contingent coupon for that observation date On any observation date (other than the final observation date), the level of the underlier is less than the redemption threshold level, but greater than the coupon threshold level Coupon payment (securities remain outstanding; proceed to next observation) Contingent coupon for that observation date On any observation date (other than the final observation date), the level of the underlier is less than the coupon threshold level No coupon payment (securities remain outstanding; proceed to next observation) None The securities are not automatically redeemed early, and the final level of the underlier is greater than or equal to the downside threshold level Securities mature Stated principal amount plus the contingent coupon for the final observation date The securities are not automatically redeemed early, and the final level of the underlier is less than the downside threshold level Securities mature Stated principal amount multiplied by (final level of underlier divided by initial level of underlier ) Hypothetical Payments Hypothetical Terms This material was not prepared by the Morgan Stanley Research Department. Please refer to important information and qualifica tio ns at the end of this material. Free Writing Prospectus Registration Statement Nos. 333 - 221595 ; 333 - 221595 - 01 Dated May 20, 2020 Filed pursuant to Rule 433 STRUCTURED INVESTMENTS MATURITY 3 Years CONTINGENT COUPON RATE 8% (per annum) REDEMPTION THRESHOLD LEVEL 100% of Initial Level of Underlier COUPON THRESHOLD LEVEL 80% of Initial Level of Underlier DOWNSIDE THRESHOLD LEVEL 80% of Initial Level of Underlier OBSERVATION FREQUENCY Quarterly Hypothetical Payoff Illustration (Assuming No Automatic Early Redemption) Overview : Contingent income auto - callable securities offer an investor the opportunity to potentially earn above market, periodic coupons, but only if, on an observation date, the level of the underlying asset (the “ underlier ”) is greater than or equal to a specified threshold level . In addition, the securities may be automatically redeemed prior to maturity based on the performance of the underlier . If the securities are not redeemed early, investors will either receive the stated principal amount or suffer a loss of principal at maturity, depending on the performance of the underlier . Investors who seek an opportunity to earn interest at a potentially above market rate, and who are comfortable with the risk of full potential principal loss and receiving few or no coupons over the term of the securities, and the possibility of an automatic early redemption prior to maturity, may consider investing in contingent income auto - callable securities . Investors will not participate in any positive appreciation of the underlier . Investors may lose their entire initial investment in the securities . All payments are subject to the credit risk of the issuer (and the guarantor, if applicable ) . The estimated value of the securities will be set forth in the offering documents . The example below is based on the hypothetical terms above in order to illustrate how the securities might work . It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios . See “Selected Risk Considerations” below . The securities will pay periodic coupons, but only if, on an observation date, the level of the underlier is greater than or equal to the coupon threshold level . If the level of the underlier is less than the coupon threshold level on any observation date, the investor will NOT receive a coupon payment for that period . In addition, if the level of the underlier is greater than or equal to the redemption threshold level on any observation date, the securities will be automatically redeemed for the stated principal amount and the contingent coupon with respect to the observation date . Once the securities are redeemed, the transaction is terminated and the investor is not entitled to any future payments on the securities . If the securities are not redeemed prior to maturity, the payment at maturity will be either ( i ) if the final level of the underlier is greater than or equal to the downside threshold level, the stated principal amount and the final contingent coupon, or (ii) if the final level of the underlier is less than the downside threshold level, a payment This example is for hypothetical purposes only and does not cover the complete range of possible payouts on the securities . $100 $X $0 to $100 Return at Maturity Initial Investment Periodic coupons (if any) Final c oupon (if any) Final coupon (if any) Investors are exposed to a full loss of their original investment. Depending upon the actual offering and subject to the specified conditions, investors, in limited circumstances, may receive their initial investment. + (Final coupon, if any, plus a final payment amount that can vary from $0 to $100) Contingent Income Auto - Callable Securities Principal at Risk Securities the value of which is less than the stated principal amount by an amount proportionate to the decline of the underlier from the initial level of the underlier . In this case, the payment at maturity will be worth significantly less than the stated principal amount of the securities, and could be worth zero, and the investor is fully exposed to the negative performance of the underlier over the term . Investing in the securities is not equivalent to investing in the underlier . It is possible that an investment in the securities will underperform a direct underlier investment .

Selected Risk Considerations : The following is a non - exhaustive list of selected risk considerations for investors in the securities . For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering . We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the securities . • The securities do not guarantee the return of any principal . • The securities do not provide for the regular payment of interest and may pay no interest over the entire term of the securities . You will not receive any contingent coupon for any period where the value of the underlier on the related observation date is less than the coupon threshold level . • The contingent coupon with respect to an observation date, if any, is based solely on the value of the underlier on such observation date . • Investors will not participate in any appreciation in the value of the underlier . • The automatic early redemption feature may limit the term of your investment . If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns . • The issuer might not be the parent company of a group, but might instead be a subsidiary whose securities are guaranteed by its parent company, in which case you should understand the guarantee, the potential remedies available to you against the issuer and the guarantor and the potential claims (including their ranking) and recoveries available to you against the issuer and the guarantor in a bankruptcy, resolution or similar proceeding . • The market price of the securities will be influenced by many unpredictable factors . • The securities are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities . • Investing in the securities is not equivalent to investing in the underlier . • The rate the issuer is willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by the issuer’s (or the guarantor’s, if applicable) secondary market credit spreads and advantageous to it . Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices . • Adjustments to the underlier could adversely affect the value of the underlier . • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price . • The securities will not be listed on any securities exchange and secondary trading may be limited . • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the securities . • Hedging and trading activity by the issuer’s affiliates could potentially adversely affect the value of the securities . Important Information and Qualifications The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following : Morgan Stanley & Co . LLC, Morgan Stanley & Co . International PLC, Morgan Stanley MUFG Securities Co . , Ltd, Morgan Stanley Capital Group Inc . and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter “Morgan Stanley”), but is not a product of the Morgan Stanley Research Department . This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst . We are not commenting on the fundamentals of any companies mentioned . Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm . An investment in Structured Investments may not be suitable for all investors . These investments involve substantial risks . The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives . This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice . Hypothetical performance results have inherent limitations . There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy . Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight . They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses . There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results . Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements . Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct . Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected . These forward - looking statements speak only as of the date of this communication . Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based . Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction . Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates . Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering . You may get these documents free of charge by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837 . © 2020 Morgan Stanley 05/2020